UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) November 7, 2007
                                                        ----------------

                            CITY CAPITAL CORPORATION
                            ------------------------
             (Exact name of registrant as specified in its charter)


              NEVADA                33-5902           22-2774460
  ---------------------------     -----------      ------------------
 (State or other jurisdiction     (Commission        (IRS Employer
  of incorporation)               File Number)     Identification No.)


              2000 Mallory Lane, Suite 130-301, Franklin, TN 37067
             ------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

               Registrant's telephone number, including area code

                                 (877) 367 1463
                                 ---------------

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On November 7, 2007, Goshen Energy, a wholly owned subsidiary of the Company signed a joint venture agreement with Native American Biofuels International representing the biofuels interest of nearly a dozen Native American Tribes. The joint venture will facilitate development of both bio-fuels and other renewable energy resources, and the necessary infrastructure to implement such a program on tribal lands to produce biodiesel.

On November 13, 2007, Goshen Energy, a wholly owned subsidiary of the Company signed a distribution agreement with Verde Bio Fuels, Inc., a South Carolina Corporation, to distribute their bio-diesel product in the United States. In the agreement Verde committed to purchase up to 10 Million gallons of Goshen B-100 and B-99.9 bio-diesel per year, to distribute across the United States. Verde also has right of first refusal on any other U.S. production of Goshen bio-diesel. Under the agreement, Verde will pay all of the production costs for the fuel it distributes, and the two companies will split the net profits on the sale of each gallon.


Item 3.02 Unregistered Sales of Equity Securities.

On November 9, 2007 the registrant closed the previously announced several agreements wherein in it assigned its obligations under eighteen promissory notes to the Lucian Group, a New York corporation. The promissory notes have an aggregate principal amount of $4,377,700 and assignment is subject to the consent of the promissory note holders. Consenting Promissory Note Holders were issued shares of common stock in the registrant at the rate of one share for each dollar of principal assigned for a total of 4,377,000 shares. In consideration of the assumption of the Promissory Note liabilities, the registrant assigned and transferred to the Lucian Group, its 100% ownership interests in three limited liability companies. The limited liability companies are: ECC Vine Street Real Estate Acquisitions, LLC, a Missouri limited liability company; City Capital Rehabilitation, LLC, a Missouri limited liability company; and The Hough Initiative, LLC, an Ohio limited liability company. The registrant also issued 15,000,000 shares of its common stock to the Lucian Group.

The transactions reduce the registrant's liabilities by approximately $4,400,000. The 19,400,000 shares issued equal to 75% of the currently outstanding shares and represent 43% of the outstanding after closing. Lucian Group own 33% of the outstanding common stock after the transaction. There are no plans or arrangements with Lucian Group which would result in a change in the current board of directors of the registrant and no such plans or arrangements are anticipated. There was no material relationship between the registrant or its affiliates and the Lucian Group, other than in respect of the material definitive agreements entered into.

With respect to the unregistered sales made, the registrant relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The persons to whom the securities were offered were provided all of the current public information available on the Company.


Item 8.01 Other Events

On November 13 2007, holders of a majority of the Company's outstanding common stock approved a reverse split of the outstanding common stock on a 25 to 1 basis with fractional shares rounded up to the next whole share. The reverse split will be effective as soon as possible following notification to Nasdaq.




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            CITY CAPITAL CORPORATION


November 15, 2007                   By:  /s/ EPHREN TAYLOR
                                         -------------------------------------
                                         Ephren Taylor, Chief Executive Officer